Exhibit 4.1

SENIOR CONVERTIBLE DEBENTURE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

COMSovereign Holding Corp.

9% Senior Convertible Debenture

Issuance Date: ___________, 2020	Principal Amount: U.S. $[_________]

FOR VALUE RECEIVED, COMSOVEREIGN HOLDING CORP., a Nevada corporation (the “Company”), hereby promises to pay to the order of [____________] or its registered assigns (“Holder”) the amount set out above as the Principal Amount (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption, conversion or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on the outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This 9% Senior Convertible Debenture (this “Debenture”) is one of an issue of 9% Senior Convertible Debentures issued pursuant one or more subscription agreements having terms substantially identical to the Subscription Agreement (as defined below) (collectively, the “Other Debentures” and together with this Debenture, the “Debentures”). Certain capitalized terms used herein and in the Conversion Notice in Exhibit I are defined in Section 23. All other capitalized terms not defined herein shall have the meaning given to such terms in the Subscription Agreement.

1. INTEREST.

(a) Interest Rate. So long as no Event of Default shall have occurred and be continuing, Interest on this Debenture shall accrue at a rate equal to nine percent (9%) simple interest per annum. If an Event of Default shall have occurred and be continuing, the Interest Rate shall automatically be increased to a rate equal to fifteen percent (15%) simple interest per annum during the period of such Event of Default, until such Event of Default is later cured.

(b) Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the applicable interest rate per annum, payable in one lump sum on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash or, at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company at the then-applicable Conversion Price (as defined in Section 3 below)  (the dollar amount to be paid in shares, the “Interest Share Amount”) or a combination thereof.

(c) Notice of Company’s Election to Pay Interest in Cash or Kind. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Company. At least ten (10) days prior to each Interest Payment Date, the Company shall deliver to the Holder a written notice of its election to pay interest hereunder on the applicable Interest Payment Date either in cash, shares of Common Stock or a combination thereof and the Interest Share Amount as to the applicable Interest Payment Date, provided that the Company may indicate in such notice that the election contained in such notice shall apply to future Interest Payment Dates until revised by a subsequent notice. During any the period between the delivery of any such notice and the applicable Interest Payment Date, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.

(d) Interest Calculations. Interest shall be calculated on the basis of the actual number of days elapsed and a 365-day year, and shall accrue daily commencing on the Issuance Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to Section 3 herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 3 herein. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture maintained pursuant to Section 3(b)(ii). Except as otherwise provided herein, if at any time the Company pays interest partially in cash and partially in shares of Common Stock to the holders of the Debentures, then such payment of cash shall be distributed ratably among the holders of the then-outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Subscription Agreements.

(e) Prepayment. Except as otherwise set forth in this Debenture (including Section 2(a)), the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

2. OPTIONAL REDEMPTION.

(a) Optional Redemption Upon Liquidation Event.  The Company may not consummate or effect a Liquidation Event unless the Company provides to the Holder of this Debenture at least 20 days’ prior written notice of such proposed Liquidation Event and the opportunity to demand, at the option of the Holder, the redemption of this Debenture at a redemption price equal to the Optional Redemption Amount (such redemption, an “Optional Redemption”).  In the event of any voluntary or involuntary Liquidation Event, if the Holder of this Debenture shall have elected pursuant to this Section 2 to have this Debenture redeemed, in whole or in part, the Holder shall be entitled to be paid out of the assets of the Company on or prior to the date of such Liquidation Event and before any payment shall be made to the holders of capital stock of the Company by reason of their ownership thereof, an amount equal to the Optional Redemption Amount with respect to the principal amount of this Debenture to be redeemed.  If upon any Liquidation Event, the assets of the Company available for distribution shall be insufficient to pay the Holder and the holders of Other Debentures who have properly elected the redemption of their Other Debentures the full amount to which they shall be entitled under this Section 2(a), the Holder and such holders of Other Debentures shall share ratably in any distribution of the assets available for distribution in proportion to the respective principal amounts of Debentures to be redeemed.

(b) Notice of Redemption.  The Company shall send notice to the Holder of a proposed Liquidation Event at least twenty (20) days prior to the date the Company consummates or effects such proposed Liquidation Event advising the Holder of the Holder’s right (and providing the form of optional redemption notice to the Company (a “Redemption Demand”) to be provided by the Holder to the Company to secure such right) to demand the redemption of this Debenture on or prior to the date of consummation or effectiveness of such proposed Liquidation Event, and the Holder shall have a minimum of fifteen (15) days to deliver to the Company the  completed Redemption Demand and thereby notify the Company of the Holder’s election to require the Company to redeem this Debenture in whole or in part.

(c) Failure to Effect Liquidation Event.   If the Company provides notice of a proposed Liquidation Event, the Company shall have no duty or obligation to consummate, complete or effect such proposed Liquidation Event, and if the Company fails to consummate, complete or effect such proposed Liquidation Event any Redemption Demand received by the Company in respect of such proposed Liquidation Event shall be void and unenforceable and the Company shall have no obligation to redeem this Debenture pursuant thereto.

(d) Right to Rescind. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company on the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Optional Redemption Amount remains unpaid after the applicable due date, the Holder may elect, by written notice to the Company given at any time thereafter and prior to payment of the Optional Redemption Amount, to rescind and invalidate such Optional Redemption, ab initio, and, thereafter, due to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to effect such Optional Redemption.

3. CONVERSION OF DEBENTURES. This Debenture shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Optional Conversion. At any time after the Issuance Date, the Holder shall be entitled, at its option, to convert the unpaid Principal of and all accrued and unpaid Interest on this Debenture into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount (as defined below) divided by (B) the Conversion Price. For the purposes of this Section 3(a), the “Conversion Price” shall be equal to $1.00, as adjusted after the Issuance Date in accordance with Section 5.

(b) Mechanics of Conversion.

(i) Conversion; Issuance of Shares. To convert this Debenture pursuant to Section 3(a) above into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise) a copy of a properly and fully-completed and executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. On or before the second Business Day following the date of receipt of such Conversion Notice, the Company shall transmit by facsimile or email (by attachment in PDF format) an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third Business Day following the date of receipt of a Conversion Notice, the Company shall instruct the Transfer Agent to issue and deliver (via reputable overnight courier) to the Holder of a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, with the following legend and the legends required applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(ii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Debenture and the principal amount of the Debentures held by such holders (the “Registered Debentures”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Debentures shall treat each Person whose name is recorded in the Register as the owner of a Debenture for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Debenture may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Debenture by the holder thereof and subject to the holder’s compliance with Section 11, the Company shall record the information contained therein in the Register and issue one or more new Registered Debentures in the same aggregate principal amount as the principal amount of the surrendered Registered Debenture to the designated assignee or transferee pursuant to Section 12, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Debenture within two (2) Business Days of its receipt of such a request, then the Register shall be automatically updated to reflect such assignment, transfer or sale (as the case may be). The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversion and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(iii) No Fractional Shares; Transfer Taxes. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common upon any conversion.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) any default in the payment of (A) the principal amount of this Debenture or (B) interest, premium, liquidated damages and other amounts owing to the Holder on this Debenture, as and when the same shall become due and payable (whether on an Interest Payment Date, an Optional Redemption Date, a Conversion Date or on the Maturity Date or by acceleration or otherwise), which default is not cured within five (5) Business Days;

(ii) other than as specifically set forth in clauses (i) and (ii) of this Section 4(a), the Company’s failure to perform or observe any covenant or agreement set forth in this Debenture in any material respect, but only if such failure remains uncured for a period of at least five (5) days;

(iii) other than as specifically set forth in another clause of this Section 4(a), the Company breaches any material representation or warranty, or fails to perform or breaches or observe any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of thirty (30) days after actual knowledge of the Company of such breach;

(iv) liquidation proceedings shall be instituted by or against the Company and, if instituted, shall not be dismissed within sixty (60) days of their initiation;

(v) bankruptcy, insolvency, reorganization or other proceedings for the relief of debtors shall be instituted against the Company and shall not be dismissed within sixty (60) days of their initiation;

(vi) the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or the consent by the Company to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by the Company in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action;

(vii) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law; or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

(viii) a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 are rendered against the Company and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(ix) the Company fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $2,500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $2,500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder; or

(x) any Event of Default (as defined in the Other Debentures) occurs with respect to any Other Debentures.

(b) Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Debenture or any Other Debenture, the Company shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may, by notice to the Company, declare this Debenture to be forthwith due and payable, whereupon the Principal and all accrued and unpaid Interest thereon, plus all costs of enforcement and collection (including court costs and reasonable attorney’s fees), shall immediately become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. No course of dealing on the part of the Holder nor any delay or failure on the part of the Holder to exercise any right shall operate as waiver of such right or otherwise prejudice such Holder’s rights, power and remedies.

5. ADJUSTMENT OF CONVERSION PRICE.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 5(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Not applicable this section.

(c) Pro Rata Distributions. During such time as this Debenture is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Debenture, then, in each such case, at the sole option of the Holder, the Holder shall be provided an opportunity to convert this Debenture into Common Stock pursuant to Section 3 hereof immediately prior to the dividend or other distribution.

(d) Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 5(d) and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(f) Notice to the Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture. Without limiting the generality of the foregoing, so long as any of the Debentures remain outstanding, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Debenture above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Debenture, including without limitation complying with Section 7(b) hereof.

7. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued shares Common Stock, solely for the purpose of effecting the conversion of this Debenture, no less than one hundred ten percent (110%) of the maximum number of shares issuable on conversion of this Debenture (the “Required Reserve Amount”).

(b) Insufficient Authorized Shares. If, notwithstanding Section 7(a), and not in limitation thereof, at any time while any of the Debentures remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action within its power necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Debentures then outstanding, including without limitation using its best efforts to secure necessary Board of Directors and stockholder approvals, as further described below, to appropriately amend the Company’s Certificate of Incorporation to provide for such increase. Without limiting the generality of the foregoing sentence, if not earlier approved by written consent of the stockholders, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy (70) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; in connection with any such meeting, the Company shall provide each stockholders with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

8. COVENANTS. Until all of the Debentures have been converted or otherwise satisfied in accordance with their terms:

(a) Rank. All payments due under this Debenture shall rank pari passu with all Other Debentures.

(b) No Impairment. The Company shall not enter into any agreement that would impair, interfere with or conflict with the Company’s obligations hereunder.

(c) Assets of Company. The Company shall not sell, lease, transfer or otherwise dispose of (including, without limitation, through licensing or partnering arrangements) any material assets of the Company, other than in the ordinary course of business.

9. DISTRIBUTION PARTICIPATION. In addition to any adjustments pursuant to Section 5, if while this Debenture remains outstanding, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Debenture, then, in each such case, upon conversion of this Debenture entirely into Common Stock pursuant to Section 3(a), the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein as if the Holder had held, as of immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution, the number of shares of Common Stock held immediately after such conversion.

10. AMENDING THE TERMS OF THIS DEBENTURE. No provision of this Debenture may be amended other than by an instrument in writing signed by the Company and the Required Holders which hold this Debenture and the Other Debentures then outstanding, and any amendment to any provision of this Debenture made in conformity with the provisions of this Section 11 shall be binding on all Holders, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of the Debentures then outstanding or (2) imposes any obligation or liability on any Holder without such Holder’s prior written consent (which may be granted or withheld in such Holder’s sole discretion). No waiver of any provision of this Debenture shall be effective unless it is in writing and signed by an authorized representative of the waiving party, provided that the Required Holders which hold this Debenture and the Other Debentures then outstanding may waive any provision of this Debenture, and any waiver of any provision of this Debenture made in conformity with the provisions of this Section 11 shall be binding on all Holders, provided that no such waiver shall be effective to the extent that it (1) applies to less than all of the holders of the Debentures then outstanding (unless a party gives a waiver as to itself only) or (2) imposes any obligation or liability on any Holder without such Holder’s prior written consent (which may be granted or withheld in such Holder’s sole discretion). No amendment to or waiver of any provision of this Debenture shall amend or waive any provision of any other Transaction Document.

11. TRANSFER. The holder understands that except as provided in the Registration Rights Agreement: (i) the Debentures and the shares of Common Stock issued upon conversion of the Debentures (the “Conversion Shares”) have not been and are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to such holder, in a form reasonably acceptable to the Company, to the effect that such Debentures or shares of Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such holder provides the Company with reasonable assurance and documentation as may be requested by the Company or its legal counsel that such securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Debentures or the Conversion Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Debentures under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

12. REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 12(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 12(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest on the Principal of this Debenture, from the Issuance Date.

13. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture at law or in equity (including a decree of specific performance and/or other injunctive relief); provided, the Holder shall not be entitled to any duplication or multiplication of damages. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture (including, without limitation, compliance with Section 5).

14. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement of the debt evidenced hereby or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

15. CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

16. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

17. DISPUTE RESOLUTION. If the Holder and the Company are unable to agree as to the arithmetic calculation of the Conversion Price the Holder and the Company will confer in good faith to resolve such disagreement and the Company shall promptly issue upon conversion of this Debenture at the number of shares of Common Stock that are uncontested. Thereafter, the Company and Holder will confer in good faith to attempt to reach agreement regarding the Conversion Price with the Required Holders; if the Required Holders and the Company agree in writing upon a Conversion Price, that agreement will be binding on Holder and all holders of the Other Debentures.

18. NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with the Subscription Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly, but in any event within ten (10) calendar days, upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Common Stock.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Debenture, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

19. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid or converted in full, this Debenture shall automatically be deemed canceled, shall be surrendered promptly, but in any event within ten (10) calendar days, to the Company by the Holder for cancellation and shall not be reissued.

20. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture.

21. NEGATIVE COVENANTS. As long as any portion of this Debenture remains outstanding, unless the holders of 51% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(b) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $2,500,000 for all officers and directors during the term of this Debenture; or

(c) enter into any agreement with respect to any of the foregoing.

22. GOVERNING LAW. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Debenture is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Debenture. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

23. CERTAIN DEFINITIONS. For purposes of this Debenture and the Conversion Notice in Exhibit I, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(c) “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(d) “Conversion Amount” means the sum of the outstanding and unpaid Principal plus all accrued and unpaid Interest thereon plus, if any, other unpaid amounts due under this Debenture.

(e) “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Debenture, provided that such securities have not been amended since the date of this Debenture to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(f) “GAAP” means United States generally accepted accounting principles, consistently applied.

(g) “Interest Rate” means nine percent (9%) per annum, as may be adjusted from time to time in accordance with Section 2.

(h) “Lien(s)” shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage or other encumbrance of any kind or other arrangement having the practical effect of the foregoing.

(i) “Liquidation Event” shall mean:

(i) the liquidation, dissolution or winding up of the Company; or

(ii) a merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (y) the surviving or resulting corporation or (z) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this clause (ii), all shares of Common Stock issuable upon exercise of options or warrants outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or

(iv) Any other any transaction or series of related transactions in which the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions.

(j) “Maturity Date” shall mean September 30, 2020.

(k) “Optional Redemption Amount” means the aggregate principal amount then outstanding under this Debenture to be redeemed pursuant to Section 2; plus (i) all accrued and unpaid interest due under this Debenture with respect to such principal amount as of the date of payment of the Option Redemption Amount; plus (ii) all other costs, fees and charges due and payable under this Debenture.

(l) Not applicable this section.

(m) “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, and (c) Liens incurred with the prior written consent of the Required Holders.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(o) Not applicable this section.

(p) “Required Holders” means holders of Debentures having principal amounts in the aggregate that are at least equal to seventy-five percent (75%) of the aggregate principal amounts of all Debentures then outstanding.

(q) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(r) “Subscription Agreement” means that certain subscription agreement by and between the Company and the initial holder of this Debenture pursuant to which the Company issued this Debenture, as may be amended from time to time.

(s) “Subsidiaries” shall refer to all of the direct and indirect subsidiaries of the Company.

(t) “Transaction Documents” means, collectively, this Debenture, the Other Debentures, the Warrants, the Registration Rights Agreement and the Subscription Agreement.

(u) “Warrants” means the stock purchase warrants issued pursuant to the Subscription Agreement.

24. MAXIMUM PAYMENTS. Nothing contained in this Debenture shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges under this Debenture exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

25. SURRENDER OR ACKNOWLEDGEMENT AND CERTIFICATION. Upon payment in full or conversion of this Debenture, Holder shall surrender the original physical copy of this Debenture for cancellation; alternatively, if the Holder promptly requests in connection with such payment or conversion, the Holder may deliver to the Company a signed acknowledgement of payment in full and a certification that the Holder has cancelled or destroyed the Debenture in a form reasonably acceptable to the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the Issuance Date set out above.

COMSovereign Holding Corp.,
a Nevada corporation

By:
Daniel Hodges
Chief Executive Officer